Exhibit 10.1

April 28, 2008

Mr. Robert G. Rouse

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Dear Rob:

Reference is made to the Amended and Restated Employment Agreement (the “Employment Agreement”) dated September 17, 2007 between you and Comtech Telecommunications Corp. (the “Company”). Capitalized terms that are not otherwise defined in this letter agreement shall have the meaning ascribed thereto in the Employment Agreement.

You have advised the Company that you are voluntarily terminating your employment with the Company as of August 29, 2008. In connection with your resignation, this is to confirm the agreement between you and the Company as follows:

1.	The Employment Agreement is hereby amended as follows:

a)	The Expiration Date is August 29, 2008. For all purposes under the Employment Agreement, the termination of your employment on August 29, 2008 shall be a voluntary termination of employment.
b)

Incentive Compensation to which you may become entitled with respect to the Company’s fiscal year ending July 31, 2008 pursuant to Section 5(b) of the Employment Agreement shall be payable to you in accordance with the provisions of Section 5(b)(ii) of the Employment Agreement, provided you do not voluntarily terminate your employment with the Company prior to the Expiration Date.

c)	The following phrase is deleted from Section 5(b) of the Employment Agreement: “and paid at a time Executive remains employed”.
d)	Notwithstanding the provisions of Section 5(b) of the Employment Agreement, you shall not be entitled to Incentive Compensation in respect of any period occurring after July 31, 2008.
e)	Except as otherwise amended by this letter agreement, the Employment Agreement remains in full force and effect.

2.    The outstanding stock options held by you that are scheduled to become exercisable on or before the Expiration Date shall continue to vest and become exercisable on their original scheduled dates unless you die before the options vest, you voluntarily terminate your employment before the options vest or you are Terminated for Cause (as defined in the Employment Agreement) before the options vest. There are no other changes to the terms of your existing stock options grants.

3.    Your fiscal 2008 non-equity incentive plan award granted under the Comtech Telecommunications Corp. 2000 Stock Incentive Plan has been amended to eliminate the Executive Compensation Committee’s discretion to reduce the amount earned based on the level of achievement of pre-tax income by an amount in excess of the non-discretionary incentive payment payable under the Employment Agreement.

4.    You will make yourself available to the Company during the period commencing August 30, 2008 and ending November 30, 2008 (the “Consulting Period”) to consult with senior management of the Company and its subsidiaries in order to facilitate the transition of your duties to other members of the Company’s senior management and to ensure appropriate transmission of institutional knowledge within the Company (the “Services”). The Services will be performed as and when requested by the Company, by phone or by in-person attendance at meetings, subject to the Company providing you reasonable prior notice of any request for in-person attendance at a meeting and making reasonable scheduling accommodations to any of your previously scheduled commitments. For each day for which you provide Services the Company shall pay you a consulting fee of $1,800, based on your invoice for Services from time to time. In addition, upon presentation of appropriate documentation, the Company shall reimburse you, in accordance with the Company’s travel and expense reimbursement policy, for all reasonable business expenses incurred in connection with your performance of the Services. At all times during the Consulting Period, your status shall be that of an independent contractor, and you will not act as a representative for or on behalf of the Company for any purpose or transaction, and may not bind or otherwise obligate the Company in any manner whatsoever without obtaining the prior written approval of the Company therefor. All consulting fees paid to you shall represent fees for services as an independent contractor, and shall therefore be paid without any deductions or withholdings taken therefrom for taxes or for any other purpose. The determination of any tax liability or other consequences of any payment made hereunder will be your sole responsibility and you will pay all taxes, if any, assessed on such payments under the applicable laws of any Federal, state, local or other jurisdiction. During the Consulting Period, you will not be eligible to participate in any of the employee benefit plans or arrangements of the Company.

Very truly yours,

Comtech Telecommunications Corp.

By:	/s/ Fred Kornberg
Fred Kornberg

Agreed:

/s/ Robert G. Rouse
Robert G. Rouse